UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2020 (January 3, 2020)

GANNETT CO., INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36097	38-3910250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7950 Jones Branch Drive
McLean, VA 22107-0910
703-854-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	GCI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2020, Gannett Co., Inc. (the “Company”) issued a press release announcing the departure of the Company’s Chief Financial Officer, Alison K. Engle as of the end of the first quarter. A copy of the press release is furnished herewith as Exhibit 99.1, which is incorporated herein by reference. Ms. Engle’s departure is not in connection with any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The Company and Ms. Engle entered into a Transition Services Agreement, dated as of January 6, 2020 (the “Transition Agreement”).  The Transition Agreement provides that Ms. Engle will continue as Chief Financial Officer of the Company through April 3, 2020 (the “Transition Date”) and that she will also perform services related to transition and integration matters as reasonably requested by the Board of Directors of the Company (the “Transition Services”).  Ms. Engle’s employment with the Company and its subsidiaries (the “Company Group”) will cease effective as of the Transition Date or, if earlier, upon a termination of employment by the Company Group without cause, by Ms. Engle for Good Reason (as defined in the Transition Agreement), or as a result of a termination of employment due to Ms. Engle’s death or disability (such date, the “Qualifying Termination Date”).

The Transition Agreement provides that Ms. Engle will continue to receive from the Company Group her annual base salary as in effect as of January 6, 2020 through the date of her termination of employment and also an annual cash incentive bonus for 2019 at the target level of performance.

The Transition Agreement generally provides that if Ms. Engle continues in the employment of the Company Group and performs the Transition Services during the period commencing on the closing of the acquisition of Gannett Media Corp. (then known as Gannett Co., Inc.) by the Company (then known as New Media Investment Group Inc.) (the “Effective Time”) and through and including the Qualifying Termination Date, then, as consideration for the Transition Services, she will receive the payments and benefits provided under Sections 7(b)(ii)-(v) of the Company Change in Control Severance Plan (the “CIC Retention Bonus”) and a cash retention bonus of $500,000.  Payment of the CIC Retention Bonus is conditioned upon Ms. Engle executing and delivering a release of claims in favor of the Company Group.  As consideration for the CIC Retention Bonus, Ms. Engle generally will not be eligible to receive any other severance payment or benefit under the Company Change in Control Severance Plan or otherwise.

The Transition Agreement further provides that, effective as of the Qualifying Termination Date, Ms. Engle will have incurred a termination of employment by the Company Group without cause for purposes of any then-outstanding award originally granted by Gannett Media Corp. prior to the Effective Time under the Gannett Co., Inc. 2015 Omnibus Incentive Plan, and each other agreement by and between any member of the Company Group and Ms. Engle that contain such a term or provision, including the Employment Retention Agreement, dated January 15, 2019.

The preceding description of the Transition Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Transition Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 3, 2020, the Board of Directors of the Company approved a change to the Company's fiscal year end from the last Sunday of the calendar year, to the last day of the calendar year. A transition report will not be required.

The Board’s decision to change the fiscal year end was related to the previously announced closing of the acquisition by the Company (then known as New Media Investment Group Inc.) of all of the issued and outstanding stock of the company formerly known as Gannett Co., Inc., which used the last day of the calendar year as its fiscal year end.

Item 8.01	Other Events.

On January 7, 2020, the Company issued a press release announcing the prepayment of approximately $36.2 million in principal and accrued interest pursuant to its senior secured term loan facility. A copy of the press release is furnished herewith as Exhibit 99.2, which is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Transition Services Agreement, dated January 6, 2020, by and between Gannett Co., Inc. and Alison K. Engel

99.1	Press Release dated January 6, 2020

99.2	Press Release dated January 7, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GANNETT CO., INC.

Date: January 8, 2020	By:	/s/ Michael E. Reed
Michael E. Reed
Chairman and Chief Executive Officer